Exhibit 99.1

Rochester Medical Corporation Announces Settlement Agreement With Premier

Stewartville, MN November 20, 2006

Rochester Medical Corporation (NASDAQ:ROCM) today announced that Premier, Inc., Premier Purchasing Partners, L.P. (“Premier”) and the Company have reached a Settlement Agreement under which the Company will dismiss Premier from litigation which Rochester Medical filed on March 16, 2004 against C.R. Bard, Inc; TYCO International (US) Inc.; TYCO Healthcare Group, L.P.; Novation, LLC; VHA Inc.; and Premier Purchasing Partners, L.P.

Under the Settlement Agreement, Rochester Medical is dismissing Premier from the litigation with prejudice, and Premier is paying Rochester Medical a total of $8,825,000 out of which Rochester Medical will pay attorney’s fees. The impact of the settlement will be reflected in the current quarter’s financials. The litigation continues against all other defendants in the case. It is scheduled for trial in May 2007.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.